Exhibit 21.1

LIST OF SUBSIDIARIES

Entity(1)	Jurisdiction of Incorporation

BHO, Inc.	Delaware
BHO Business Trust	Maryland
Behringer Harvard Opportunity OP I, LP(2)	Texas

(1)	Does not include subsidiaries of Behringer Harvard Opportunity OP I, LP, which holds our investment assets.
(2)

As of January 1, 2008, BHO, Inc. was the sole general partner and owner of less than 0.1% in Behringer Harvard Opportunity OP I, LP, our operating partnership. As of January 1, 2008, BHO Business Trust was the sole limited partner and owner of the remaining interest in Behringer Harvard Opportunity OP I, LP.